Exhibit 99.1

Agenus Closes $150 Million Immuno-Oncology Transaction with Gilead

Lexington, Mass., January 24, 2019 – Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with a pipeline of immune modulating antibodies, cancer vaccines, and adoptive cell therapies1, today announced the closing of its immuno-oncology (I-O) partnership deal with Gilead Sciences, Inc. (NASDAQ: GILD), focused on the development and commercialization of up to five novel immuno-oncology therapies.

Under the terms of the agreement, Agenus receives $150 million in connection with closing, which includes a $120 million upfront cash payment and a $30 million equity investment. The agreement also includes approximately $1.7 billion in potential future fees and milestones. Gilead received worldwide exclusive rights to AGEN1423. Gilead also received the exclusive option to license two additional programs: AGEN1223 and AGEN23732. Agenus has filed the IND for AGEN1223 and has a planned IND filing for AGEN2373 in the first half of 2019. Agenus will be responsible for developing the option programs up to the option decision points, at which time Gilead may acquire exclusive rights to the programs on option exercise. For one of the option programs, Agenus will have the right to opt-in to shared development and commercialization in the U.S. Gilead also received right of first negotiation for two additional, undisclosed preclinical programs.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, proprietary cancer vaccine platforms, and adoptive cell therapies (through its AgenTus Therapeutics subsidiary). The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

Agenus Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the anticipated benefits of the collaboration, as well as timing for planned IND filings. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties

[1]	Through AgenTus Therapeutics, a subsidiary of Agenus.
[2]	AGEN1423, AGEN1223, and AGEN2373 are investigational agents that have not been approved for any uses. Efficacy and safety have not been established.

include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Agenus Contact:

Jennifer Buell, PhD

781-674-4420

Jennifer.Buell@agenusbio.com